Exhibit 99.1



                Actuant Announces Proposed Offering of
       $100 Million Convertible Senior Subordinated Debentures

    MILWAUKEE--(BUSINESS WIRE)--Nov. 3, 2003--Actuant Corporation (NYSE:ATU) announced today its intention to sell, subject to market and other conditions, $100 million aggregate principal amount of its Convertible Senior Subordinated Debentures due 2023 (the "Debentures") in a private, unregistered offering to "qualified institutional buyers," pursuant to Rule 144A under the Securities Act of 1933, as amended. Actuant intends to grant the initial purchasers a 13 day over-allotment option to purchase up to an additional $25 million aggregate principal amount of the Debentures. The Debentures will be convertible into shares of Actuant's common stock, subject to certain conditions.
    Proceeds from the offering will be used to repay a portion of the borrowings under the Company's senior credit facility and for other general corporate purposes, which may include possible repurchases of outstanding 13% Senior Subordinated Notes due 2009, working capital and possible future acquisitions.
    The Debentures to be offered and the shares of common stock issuable upon their conversion have not been registered under the Securities Act of 1933, and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Debentures or the shares of common stock issuable upon conversion of the Debentures, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

    Safe Harbor Statement

    Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant's results are also subject to general economic conditions, variation in demand from customers, the impact on the economy of terrorist attacks and other geopolitical activity, the length of the current recession in the Company's markets, continued market acceptance of the Company's new product introductions, the successful integration of business unit acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company's periodic reports filed with the Securities and Exchange Commission for further information regarding risk factors.

    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160